Exhibit 99.1

Archer Daniels Midland Company 4666 Faries Parkway Decatur, Ill. 62526

ADM to Streamline Organization, Reduce Global Workforce by 3 Percent

Offering voluntary early retirement incentive

Changes should reduce annual costs by $100 million

DECATUR, Ill., Jan. 11, 2012 – Archer Daniels Midland Company (NYSE: ADM) announced today that it will streamline its organizational structure, reducing its global workforce to enhance the cost structure of the company. Approximately 1,000 positions, primarily salaried, will be eliminated, representing 3 percent of the company’s total workforce worldwide. To help achieve this reduction, the company will offer a voluntary early retirement incentive in the U.S. ADM expects that these actions, in concert with other targeted cost reductions, will, when fully implemented, reduce its annual pre-tax expenses by more than $100 million.

“To ensure that we can continue to compete effectively in our global markets, we are taking actions to streamline our organization and achieve significant, sustained cost reductions,” said Patricia Woertz, ADM chairman and chief executive officer. “These actions will help us enhance our productivity and earnings power.”

The company hopes to achieve a significant portion of the position reductions through the voluntary retirement incentive and will offer severance and outplacement assistance to other affected employees.

In its fiscal 2012 third quarter, ADM expects to record a $50 million to $75 million pre-tax charge related to these actions. The company expects to begin benefiting from the cost reduction actions in the fourth quarter of fiscal 2012, with the full benefit recognized by the end of third quarter fiscal 2013.

“These decisions do not reflect on the talent or dedication of our ADM team,” Woertz said. “They reflect our confidence that we can streamline our organization while maintaining our ability to grow profitability, as well as our commitment to customers and to operational excellence.”

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 400 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 160 countries. For more information about ADM and its products, visit www.adm.com.

Archer Daniels Midland Company

Media Relations

Jessie McKinney

media@adm.com

217-424-5413